Company Contact:
Valerie V. Vekkos Investor Relations (760) 438-4004 ir@xenonics.com

Xenonics Reports Fiscal 2006 Third Quarter Results

CARLSBAD, CALIFORNIA — August 18, 2006 — XENONICS HOLDINGS, INC. (AMEX:XNN) today announced financial results for the third quarter of fiscal 2006.

For the three months ended June 30, 2006, revenue was $855,000 compared to $3,075,000 for the three months ended June 30, 2005. The prior year revenue included $2,700,000 related to a single contract from the U.S. Marine Corps. The net loss for the quarter ended June 30, 2006 was $633,000, or $0.04 per share. This compares to net income of $23,000 for the same period of the prior year.

For the nine months ended June 30, 2006, revenue was $2,493,000. This compares to $3,905,000 for the nine months ended June 30, 2005. The net loss for the nine months ended June 30, 2006 was $2,241,000, or $0.14 per share. This compares to net loss of $1,806,000, or $0.12 per share, for the same period of the prior year.

“Xenonics has positioned itself to provide our illumination systems to new military development programs and to be part of the future of the military services. We are aggressively pursuing opportunities internationally as well as domestically. Last year a significant contact from the Marines was awarded in the 3rd quarter. This year we expect similar contracts in the 4th quarter which will markedly increase our 4th quarter year over year earnings.

Homeland Security and border control are major opportunities for our current and future products. We expect the SuperVision System which we announced last week to have a major impact in the security and law enforcement market and on Xenonics’ revenues. These events should have a very positive effect on future earnings and shareholder value.” said Richard Naughton, CEO.

About Xenonics

Xenonics develops and produces advanced, lightweight and compact ultra-high intensity lighting products for military, law enforcement, public safety, and commercial and private sector applications. Currently, NightHunters are in use by every branch of the U.S. Armed Forces as well as a wide variety of law enforcement and security agencies. Using its breakthrough patented technology, Xenonics provides innovative solutions for customers that demand the ability to see farther so that they can do their job better and safer. Xenonics’ products deliver a quantum leap in performance over other illumination technologies and represent the next generation in small, high intensity, high efficiency lighting systems. Visit Xenonics on the web at www.xenonics.com.

Forward-Looking Statements

This new release contains forward-looking statements that reflect our management’s current views about future events and financial performance.  Forward-looking statements often contain words such as “expects,” “anticipates,” “intends,” “believes” or “will.”  Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements.  Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, the adverse effect of competition, delays in the production or shipment of our products and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-KSB and quarterly report on Form 10-QSB.  The forward-looking statements in this news release are made only as of the date of this news release.  We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

(tables attached)

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CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,	September 30,
	2006	2005
in thousands, except per share amounts	(unaudited)
Assets

Current assets:
Cash	$494	$890
Accounts receivable, net	335	213
Inventories, net	893	1,206
Other current assets	94	82

Total Current Assets	1,816	2,391

Equipment, furniture and fixtures, net	50	50
Other non-current assets	25	25

Total Assets	$1,891	$2,466
Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued expense	$539	$608
Accrued consulting fees	366	—
Accrued payroll and related taxes	124	86
Other current liabilities	7	6
Total Current Liabilities	1,036	700
Commitments and contingencies

Shareholders’ equity:
Preferred shares, $0.001 par value, 5,000 shares
authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000 shares
authorized as of June 30, 2006 and September 30,
2005, respectively; 16,710 and 15,686 shares
issued as of June 30, 2006 and September 30,
2005, respectively; 16,597 and 15,573 shares
outstanding as of June 30, 2006 and September 30,
2005, respectively.	17	16
Additional paid-in capital	16,520	14,541
Accumulated deficit	(14,726)	(12,485)

	1,811	2,072
Less treasury stock, at cost, 113 shares as of
June 30, 2006 and September 30, 2005	(306)	(306)
Less subscription receivable	(650)	—
Total Shareholders' Equity	855	1,766

Total Liabilities and Shareholders' Equity	$1,891	$2,466

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three months ended		Nine months ended
	June 30,		June 30,
	2006	2005	2006	2005
in thousands, except per share amounts	(unaudited)		(unaudited)
Revenues	$855	$3,075	$2,493	$3,905

Cost of goods sold	522	1,712	1,475	2,198

Gross profit	333	1,363	1,018	1,707

Selling, general and administrative	827	1,277	2,888	3,248
Engineering, research and development	149	111	380	335

Loss from operations	(643)	(25)	(2,250)	(1,876)

Other income/(expense), net:
Interest income	11	3	16	16
Interest expense	(1)	(7)	(2)	(8)
Other expense	—	2	(3)	3

Loss before provision for income taxes	(633)	(27)	(2,239)	(1,865)
Income tax provision / (benefit)	-	(57)	2	(56)

Net loss before minority interest	(633)	$30	(2,241)	$(1,809)

Minority interest	—	7	—	(3)

Net loss	$(633)	$23	$(2,241)	$(1,806)

Net loss per share:
Basic and diluted	(.04)	—	(.14)	(.12)

Weighted average shares outstanding:

Basic	16,391	15,191	15,845	14,742

Diluted	16,391	17,706	15,845	14,742